TRUE RELIGION APPAREL INC.

For:    True Religion Apparel Inc.

Contact: Investor Relations
Bill Zima
(203) 682-8200

True Religion Apparel Inc.
Charles Lesser, Chief Financial Officer
(323) 266-3072

TRUE RELIGION APPAREL INC. REPORTS FISCAL FOURTH
QUARTER AND YEAR END 2004 FINANCIAL RESULTS

-- Reports 4Q04 Sales of $13.6 Million --
-- Reports 4Q04 Diluted EPS of $0.12 -
-- Raises FY05 Guidance for Sales and Earnings --

Los Angeles, California - February 28, 2005 - True Religion Apparel Inc. (OTCBB: TRLG) today announced results for the fourth quarter of fiscal 2004.

For the three month period ended December 31, 2004, net sales increased six- fold to $13.6 million compared to $2.3 million in the fourth quarter of the prior year. Net income increased to $2.5 million, or $0.12 per diluted share compared to $156,000, or $0.01 per diluted share for the same three month period in the prior year.

Gross margins for the fourth quarter improved 100 basis points to 48.0% compared to 47.0% in the third quarter of 2004. Operating margin for the fourth quarter increased to 28.6%, compared to 22.4% in the third quarter of 2004 and 11.7% in the fourth quarter of 2003.

For the twelve months ended December 31, 2004, net sales increased to $27.7 million compared to $2.4 million in the prior year. Net income for the twelve month period increased to $4.2 million, or $0.20 per diluted share compared to a loss of ($11,000), or $0.00 per diluted share in the same period last year.

Gross margins for the twelve months of fiscal year 2004 were 47.5%. Operating margin for the full twelve months of 2004 was 24.3% compared to a small operating loss in the prior year.

"We are proud of our financial results for the quarter, which put a great finish on a year of achievement. However, we are even more pleased with the tremendous opportunity in front of us." said Jeff Lubell, President and CEO. "The consumer appetite for our brand and products continues to reach new levels. This is translating into sharp increases in the luxury department store channel, continued loyalty from a key base of independent specialty retailers, and in overseas markets."

Mr. Lubell continued, "We have taken steps to ensure that our core denim remains on the leading edge of the status market and that we continue to develop new products and broaden our line. We are focused on both adding new doors and increasing our average shipment per door. We have a good read on the first half of the year and are taking the appropriate steps to increase our production to meet increased demand. We have no reason to believe this wouldn't continue into the second half. We had a great reception to our fall lines at the recent shows and we are excited about the entire year in front of us."

Due to favorable trends in the business and increased product demand, the Company is revising guidance upward for the 2005 fiscal year. The Company currently anticipates full- year sales of $70 to $75 million and diluted earnings per share of $0.57 to $0.61. For the first quarter, the Company anticipates sales of $17 to $19 million and diluted earnings per share of $0.13 to $0.15.

The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. A live webcast of the conference call will be available at www.viavid.net. Please visit the Web site at least 15 minutes early to register for the teleconference webcast and download any necessary software.

About True Religion Apparel Inc.

True Religion Apparel, Inc., through its wholly owned subsidiary Guru Denim, Inc. manufactures, markets, distributes and sells "True Religion Brand Jeans" in the United States, Canada, Mexico, the United Kingdom, Europe, Australia and Japan. True Religion Brand Jeans can be found at Neiman Marcus, Saks Fifth Avenue, Ron Herman, Henri Bendel, Bloomingdales, Nordstrom, Barneys and approximately 300 fashion boutique clothing stores throughout the United States and Canada. True Religion Brand Jeans can also be found at fine stores in Japan, including Barneys Japan and in England, including Selfridges, Harrod's and Harvey Nichols.

Statements concerning the Company's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors include, but are not limited to, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

TRUE RELIGION APPAREL, INC.
	Three Months Ended		Twelve Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
Net Sales	$ 13,559,910	$ 1,338,275	$ 27,667,418	$ 2,355,332
Gross Profit	6,511,990	718,177	13,154,081	1,239,149
Selling, G & A	2,638,329	562,055	6,302,223	1,249,931
Operating Income	3,873,661	156,122	6,851,858	(10,782)
Income before Tax	3,873,661	156,122	6,726,858	(10,782)
Income tax expense	1,325,080	-	2,498,681	-
Net Income	2,548,581	156,122	4,228,177	(10,782)
Net Income per share: diluted	$0.12	$0.01	$0.20	$0.00
Average shares outstanding			20,771,000	16,698,219

Cash			$ 2,946,058	$ 64,431
Inventory			3,325,665	652,245
Total Assets			13,335,794	$ 1,472,394
Total Debt			0	0
Total Shareholders' Equity			$ 7,542,063	$ 882,381